UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    November 18, 2014

CHINA JO-JO DRUGSTORES, INC.

(Exact name of Registrant as specified in charter)

Nevada	001-34711	98-0557852
(State or other jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1st Floor, Yuzheng Plaza, No. 76, Yuhuangshan Road

Hangzhou, Zhejiang Province

People’s Republic of China 310002

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: +86 (571) 88077078

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐      Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Equity Award Grants to Directors and Officers

Restricted Stock Grants

On November 18, 2014, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of China Jo-Jo Drugstores, Inc., a Nevada corporation (the “Company”), under its authority to administer the Company’s 2010 Equity Incentive Plan (the “Plan”) the Board delegated to the Committee, approved the grant of restricted stock to certain members of the Company’s Board and management under the Plan.

Under the Plan, effective the same day, the Committee granted a total of 350,000 shares of restricted stock as below: (i) 160,000 shares to Mr. Lei Liu, a director and Chief Executive Officer (the “CEO”); (ii) 100,000 shares to Ms. Li Qi, a director and the Company’s secretary (the “Secretary”), (iii) 60,000 shares to Mr. Ming Zhao, Chief Financial Officer (the “CFO”); and (iv) 10,000 shares to each of Messrs. Taihong Guo and Genghua Gu and Ms. Zhimin Su, each an independent director (collectively, the “Stock Grants”).

All the restricted stock vest on February 18, 2015.

The Stock Grants were made on the terms of the Company’s Form of Restricted Stock Grant Agreement, filed as Exhibit 10.1 to this report.

Stock Option Grants

On the same day, the Committee granted the options to purchase the following shares under the Plan, among which (i) the CEO was granted an option to purchase 180,000 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), (ii) the Secretary was granted an option to purchase 125,000 shares of the Common Stock, and (iii) the CFO was granted an option to purchase 30,000 shares of the Common Stock. (collectively, the “Stock Option Grants”). The exercise price of the stock option is $2.50. The option vests in three years on November 18, 2017 and will be exercisable for five years from the vesting date, or November 18, 2017 until November 17, 2022.

The Stock Option Grants were made on the terms of the Company’s Form of Non-statutory Stock Option Agreement, filed as Exhibit 10.2 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following is filed as an exhibit to this report:

Exhibit No.	Description
10.1	Form of the Restricted Stock Award Agreement
10.2	Form of the Non-statutory Stock Option Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 24, 2014

CHINA JO-JO DRUGSTORES, INC.

By:	/s/ Lei Liu
Name:	Lei Liu
Title:	Chief Executive Officer

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